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                                                                    Exhibit 23.1


            Consent of Independent Registered Public Accounting Firm

The Board of Directors
RSC Holdings Inc.:

We consent to the use of our report included herein and to the references to our firm under the headings "Experts" and "Selected Historical Consolidated Financial Data" in the prospectus.


/s/ KPMG LLP
Phoenix, Arizona
February 9, 2007